EXHIBIT 10.1

PROMISSORY NOTE

$40,000.00

Date: June 11, 2013

FOR VALUE RECEIVED, and pursuant to this Promissory Note executed between Philip Sobol (the Payee) and Entia Biosciences, Inc. (ENTIA, the Payor), the undersigned, hereinafter referred to as Payor, unconditionally promises to pay to the order of Payee, at the following address: 3230 Iredell Lane, Studio City, CA 91604 or at such other places as the Payee hereof may designate in writing, the principal sum of $40,000.00 to Payee from June 11, 2013, to maturity on or before July 1,2013.

Convertible Option: The Payee has the option to convert this outstanding note into ENTIA's Series A Preferred Stock at a purchase price of $5.00 per share, or convert the outstanding note into any other offering currently being presented by ENTIA on or before the note maturity date of July 1, 20 13.

ENTIA, due to the immediate need for additional capital at this time, will grant to Payee 10,000 five year stock purchase warrants with an exercise price of $0.45 per share. These warrants shall be fully vested as of the date of July 1 ,20 13.

Upon default by Payor in the payment of the principal amount of or any other sum due in accordance with the terms of this note, Payee at their option, may proceed against the Payor. In the event of such default, the Payor agrees to pay all costs and expenses of collection, including reasonable attorney's fees and interest from the date of such default, on the principal amount unpaid, at the maximum rate permitted by law.

Presentment and demand for payment, notice or dishonor, protest and notice of protest, are hereby waived by the Payor. This note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, dischargement or termination is sought and (ii) shall be binding upon Payor, its successors, assigns and transferees and shall inure to the benefit of and be enforceable by Payee, its successors and assigns.

This note shall be construed and governed in all respects by the laws of the state of Oregon applicable to contracts made and to be performed therein.

If any provisions of this note are declared invalid, illegal or unenforceable, the balance of this note shall remain in full force and effect.

IN WITNESS WHEREOF, the Payor has executed this note on the day and year first written above.

Entia Biosciences, Inc., Payor

X /s/ Marvin S.Hausman

Marvin S. Hausman,M.D.

Chief Executive Officer